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                                                                    EXHIBIT 99.1

Contact:  Shelli Geer, Chief Financial Officer
          Leah Wong, Corporate Communications
          LXR Biotechnology, Inc.
          510.412.9100


                    LXR BIOTECHNOLOGY INC. NAMES G. KIRK RAAB
                  CHAIRMAN AND INTERIM CHIEF EXECUTIVE OFFICER

      Richmond, Calif. - April 22, 1998 -- LXR Biotechnology (AMEX:LXR), is pleased to announce the appointment of G. Kirk Raab to the position of Chairman of the Board of Directors and interim Chief Executive Officer. Mr. Raab has been a director since February 1998. Dr. L. David Tomei, a co-founder of the Company, has been appointed Executive Vice President and Chief Scientific Officer and shall remain a director. Dr. Tomei served as Chairman and Chief Executive Officer since November 1995, and has been a director since January 1996.

      "I am pleased that Kirk Raab has accepted the position as Chairman and interim Chief Executive Officer," said Dr. L. David Tomei, executive vice president and chief scientific officer of LXR. "My new role as LXR's Executive Vice President and Chief Scientific Officer affords me the opportunity to refocus on science and work with a luminary to bring LXR to a new level in the biopharmaceutical arena."

      "LXR's products and science offer a significant opportunity for our shareholders, employees and future patients. I look forward to working with the LXR team, particularly David Tomei, to insure this opportunity is achieved," said Kirk Raab.

      LXR Biotechnology Inc. is a biopharmaceutical company engaged in research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or gene-directed cell death. LXR's compounds include HK-Cardiosol(TM), a heart protectant solution for heart transplantation; CP-Cardiosol(TM), a cardioplegia solution for heart/lung bypass surgery; and Elirex(TM) for heart attack.

      Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, which are detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission. LXR does not undertake to revise or update any forward looking statements to reflect events or circumstances that may arise after the date hereof.

For more information, visit LXR Biotechnology's web site at http:\\www.lxr.com


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